Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary, incorporated in the PRC:

•	China Digital Technology Consulting (Shenzhen) Co., Ltd.

Consolidated entities, each of which is incorporated in the PRC:

•	Beijing Hua Jingshi Media Advertising Co., Ltd.

•	Beijing Beiguang Media Mobile Television Advertising Co., Ltd.

•	Beijing Hua Meishi Advertising Co., Ltd.

•	China Digital Mobile Television Co., Ltd.

•	Nanjing Hua Meishi Advertising Co., Ltd.

•	Nanjing Media Culture Co., Ltd.

•	Shenzhen HDTV Industrial Investment Co., Ltd.

•	Shenzhen Hua Meishi Advertising Co., Ltd.

•	Shenzhen Huashixin Advertising Co., Ltd.

•	Guangzhou Jiaojian Multimedia Information Technology Co. Ltd.